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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE:


      DATATRAK AND QUINTILES SIGN AGREEMENT FOR DEPLOYMENT OF DUAL PLATFORM
                       ELECTRONIC DATA CAPTURE TECHNOLOGY


CLEVELAND, OHIO, June 30, 1999 DataTRAK International, Inc. (Nasdaq: DATA) today announced a worldwide, 3-year, software license and master services agreement with Quintiles, Inc. The software agreement is mutually nonexclusive between DataTRAK, a leader in worldwide use of Electronic Data Capture (EDC) and Quintiles, Inc., the Product Development service group of Quintiles Transnational Corp. (Nasdaq: QTRN), the leading healthcare services company to the pharmaceutical industry.

DataTRAK EDC(TM) software can be deployed through a dual platform involving distributed laptops or via the Internet using a centralized server environment through DataTRAK's Cleveland, Ohio, and Bonn, Germany facilities. Both platforms can be utilized simultaneously in the same clinical trial allowing this EDC solution to run anywhere in the world.

The software-licensing portion of the agreement grants Quintiles unlimited use of DataTRAK's five modules, namely: DataTRAK Design(TM), DataTRAK Entry(TM), DataTRAK Review(TM), DataTRAK Report(TM), and DataTRAK Export(TM). DataTRAK will also train, educate and provide help desk assistance to Quintiles employees, investigative site personnel, and sponsor representatives.

DataTRAK International's President & CEO, Dr. Jeffrey A. Green said: "It has been our focus for the past nine months to establish a key relationship with an anchor client in order to enhance the value of our product offering to the marketplace and to our shareholders. We would welcome additional companies as part of this effort over the next one to two years as EDC begins to become the preferred expedient and cost-effective method of collecting and transferring clinical research data throughout the industry."

Dr. Green added: "We believe that our persistence and continued investment in the DataTRAK initiative has begun to demonstrate value enhancement for our shareholders and represents a new and exciting phase for our Company. We have begun our first EDC clinical trial with Quintiles and we look forward to establishing a long and productive relationship."









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The Company provides a suite of electronic data capture (EDC) software products known as DataTRAK EDC(TM) and related services to the pharmaceutical, biotechnology, and medical device industries. DataTRAK EDC(TM) was developed in order to deliver clinical research data from investigative sites to sponsors faster and more efficiently than conventional manual methods. DataTRAK EDC(TM) can be deployed worldwide in either a distributed platform using laptops or in a centralized server "thin client" environment using the Internet. DataTRAK EDC(TM) software and its earlier versions have successfully supported more than 31 clinical studies encompassing over 500 clinical sites and 17,000 patients. DataTRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Visit the DataTRAK web sites at www.datatraknet.com and www.datatraknet.de.

Except for the historical financial information contained in this press release, the statements made in this release are forward looking statements. Factors that may cause actual results to differ materially from those in the forward looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DataTRAK EDC( software; the development and fluctuations in the market for electronic data capture technology; the degree of the Company's success in obtaining new contracts; the timing of payments from sponsors and the timing of sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the Company's DataTRAK business and operations; and general economic conditions. In addition, the Company's success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.



CONTACT:



Jeffrey A. Green, Pharm.D., FCP                   Terry C. Black
President and Chief Executive Officer             Chief Financial Officer
DataTRAK International, Inc.                      DataTRAK International, Inc.
216/921-6505  ext 112                             216/921-6505  ext 110
















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